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                          INVESTMENT ADVISORY AGREEMENT


      AGREEMENT made as of April 28, 2000 between the Imperial Special Investments, Inc., a California corporation (hereinafter called the "Fund"), and Imperial Asset Management, Inc., a California corporation registered under the Investment Adviser's Act of 1940, with its principal office in Inglewood, California (hereinafter called the "Investment Adviser").

      WHEREAS, the Fund is registered as a closed-end, non-diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

      WHEREAS, the Fund desires to retain the Investment Adviser to furnish certain investment advisory and related services described below in connection with the management of the Fund, and the Investment Adviser represents that it is willing and possesses the legal authority to furnish such services;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment. The Fund hereby appoints the Investment Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

      2. Delivery of Documents. The Fund has furnished the Investment Adviser with copies properly certified or authenticated of each of the following documents:

            (a) the Fund's Articles of Incorporation, dated April 24, 2000 and filed with the Secretary of State of the State of California, and all amendments thereto or restatements thereof (such Articles of Incorporation, as presently in effect and as it shall from time to time be amended or restated, is herein called the "Articles of Incorporation");

            (b) the Fund's Bylaws and amendments thereto;

            (c) resolutions of the Fund's Board of Directors authorizing the appointment of the Investment Adviser and approving this Agreement;

            (d) the Fund's original Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on April 28, 2000 and all amendments thereto;

            (e) the Fund's most recent Private Offering Memorandum (such Private Offering Memorandum, as presently in effect, and all amendments and supplements thereto are herein collectively called the "Private Offering Memorandum").



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      The Fund will promptly furnish the Investment Adviser with copies of all amendments of or supplements to the foregoing documents.

      3. Management. Subject to the supervision of the Fund's Board of Directors, the Investment Adviser will provide or cause to be provided a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. The Investment Adviser will determine or cause to be determined from time to time what securities and other investments will be purchased, retained or sold by the Fund and will place or cause to be placed orders for purchase and sale on behalf of the Fund.

      The Investment Adviser will provide the services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Private Offering Memorandum, resolutions of the Fund's Board of Directors, and any undertakings with regulatory authorities which are provided by the Fund to the Investment Adviser. The Investment Adviser further agrees that it:

            (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

            (b) will comply in all material respects with all applicable Rules and Regulations of the Securities and Exchange Commission under the Investment Company Act of 1940 and in addition will conduct its activities under this Agreement in accordance with any applicable regulations pertaining to the investment advisory activities of the Investment Adviser;

            (c) will place or cause to be placed orders for the Fund either directly with the issuer or with any broker or dealer and, in placing orders with brokers and dealers, the Investment Adviser or any sub-investment adviser employed by the Investment Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Adviser or any sub-investment adviser employed by the Investment Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Adviser or any such subinvestment adviser with research advice and other services; and

            (d) will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund learned by, or disclosed to, the Investment Adviser in the course of its performance of its responsibilities and duties under this Agreement, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed



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to civil, regulatory, or criminal sanctions for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

      4. Use of Sub-Investment Adviser. The Investment Adviser may, subject to the approvals required under the 1940 Act, employ a sub-investment adviser to assist the Investment Adviser in the performance of its duties under this Agreement. Such use does not relieve the Investment Adviser of any duty or liability it would otherwise have under this Agreement. Compensation of any such sub-investment adviser for services provided and expenses assumed under any agreement between the Investment Adviser and such sub-investment adviser permitted under this paragraph is the sole responsibility of the Investment Adviser.

      5. Services Not Exclusive. The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive. Except to the extent necessary to perform the Investment Adviser's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Investment Adviser, or any subsidiary or affiliate of the Investment Adviser, or any employee of the Investment Adviser, to engage in any other business or to devote time and attention to any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

      6. Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

      7. Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions or charges, if any) purchased for the Fund. The Fund will be responsible for all of the Fund's expenses and liabilities.

      8. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor an annual fee paid monthly on the first business day of each month equal to the lesser of (i) $200,000 or (ii) such fee as may from time to time be agreed upon in writing by the Fund and the Investment Adviser. If the fee payable to the Investment Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.



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      9.    Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty under the Investment Company Act of 1940 with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In no case shall the Investment Adviser be liable for actions taken or nonactions with respect to the performance of services under this Agreement based upon specific information, instructions, or requests given or made to the Investment Adviser by an officer of the Fund thereunto duly authorized. Notwithstanding the foregoing, nothing in this paragraph should be deemed to be a waiver or limitation of any rights the Fund may have under the Federal securities laws.

      10. Duration and Termination. This Agreement will become effective as of the date first written above, provided that it shall have been approved by vote of a majority of the outstanding voting securities of the Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect until October 31, 2001. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months each ending on October 31 of each year, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund's Board of Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Fund's Board of Directors or by the vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time on sixty days' written notice, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund) or by the Investment Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

      11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

      12. Legal Advice. The Investment Adviser shall notify the Fund at any time the Investment Adviser believes that it is in need of the advice of counsel with regard to its responsibilities and duties pursuant to this Agreement; if the Investment Adviser wishes to seek the advice of legal counsel to the Fund it must first notify the Fund and seek its approval, which shall not be unreasonably withheld, such advice to be at the expense of the Fund unless relating to a matter involving the Investment Adviser's willful misfeasance, bad faith, gross negligence or reckless disregard with respect to the Investment Adviser's responsibilities and duties hereunder



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and the Investment Adviser shall in no event be liable to the Fund or any shareholder or beneficial owner of the Fund for any action reasonably taken pursuant to such advice.

      13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, at 9920 S. La Cienega Blvd., Suite 636, Inglewood, California 90301, Attention:
Controller Department; and if to the Investment Adviser, at 9920 S. La Cienega Blvd., Suite 636, Inglewood, California 90301, Attention: Controller Department.

      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of California.

      The names "Imperial Special Investments, Inc." and "Director of Imperial Special Investments, Inc." refer respectively to the Fund created and the Directors, as directors but not individually or personally, acting from time to time under Articles of Incorporation dated as of April 24, 2000 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the State of California and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Imperial Special Investments, Inc." entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, shareholders or representatives of the Fund personally, but bind only the assets of the Fund, and all persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims against the Fund.



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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                Imperial Special Investments, Inc.

                                By: /s/ Dennis Lacey
                                    ----------------------------------
                                Title: President


                                Imperial Asset Management, Inc.

                                By: /s/ Jack Singer
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                                Title: President




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